Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

QUIKSILVER, INC.

The undersigned, Linnsey Caya, certifies that she is the General Counsel and Secretary of Quiksilver, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), and does hereby further certify as follows:

(1) The name of the Corporation is Quiksilver, Inc.

(2) The name under which the Corporation was originally incorporated was Quiksilver, Inc. and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on October 24, 1986.

(3) This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

The text of the Amended and Restated Certificate of Incorporation of the Corporation as amended hereby is restated to read in its entirety, as follows:

ARTICLE ONE

The name of the Corporation is Quiksilver, Inc.

ARTICLE TWO

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Delaware, 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE THREE

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (“DGCL”).

ARTICLE FOUR

PART A.	Authorized Capital Stock.

The total number of shares of capital stock which the Corporation has authority to issue is twenty-one million (21,000,000) shares, consisting of twenty million (20,000,000) shares of Common Stock, par value $.01 per share (the “Common Stock”) and one million (1,000,000) shares of Preferred Stock, par value $.01 per share (the “Preferred Stock”).

PART B.	Preferred Stock.

Shares of Preferred Stock may be issued from time to time in one or more series. The Board is hereby authorized to determine and alter all rights, preferences and privileges and qualifications, limitations and restrictions thereof (including, without limitation, voting rights and the limitation and exclusion thereof) granted to or imposed upon any wholly unissued series of Preferred Stock and the number of shares constituting any such series and the designation thereof, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series then outstanding. In the event that the number of shares of any series is so decreased, the shares constituting such reduction shall resume the status which such shares had prior to the adoption of the resolution originally fixing the number of shares of such series.

PART C.	Powers, Preferences and Special Rights of Common Stock.

Except as otherwise provided in this Part C or as otherwise required by applicable law, all shares of Common Stock shall be identical in all respects and shall entitle the holders thereof to the same rights, preferences and privileges, subject to the same qualifications, limitations and restrictions, as set forth herein.

Section 1. Voting Rights. Except as otherwise provided in this Part C or as otherwise required by applicable law, the holders of Common Stock shall be entitled to one vote per share on all matters to be voted on by the stockholders of the Corporation.

Section 2. Dividends. Subject to the rights of the holders of any Preferred Stock, as and when dividends are declared or paid with respect to shares of Common Stock, whether in cash, property or securities of the Corporation, the holders of Common Stock shall be entitled to receive such dividends pro rata.

Section 3. Liquidation. Subject to the rights of the holders of any Preferred Stock, the holders of Common Stock shall be entitled to participate pro rata in all distributions to the holders of Common Stock in any liquidation, dissolution or winding up of the Corporation.

Section 4. Restrictions on Transfer of Corporation Stock. Without the written consent of the Oaktree Investors, which may be withheld in their sole discretion, until the six month anniversary of the date hereof, none of the Other Stockholders may Transfer any interest in any Corporation Stock, except pursuant to (i) a Sale of the Company in accordance with Section 6 hereof, (ii) the repurchase provisions set forth in any agreement between the Corporation or the Oaktree Investors and an employee, officer, consultant or service provider of the Corporation or an Affiliate thereof, or (iii) a Permitted Transfer. At any time on or after the six month anniversary of the date hereof, each Other Stockholder shall be permitted to Transfer any interest in any Corporation Stock, subject to Section 5 hereof and any applicable restrictions on transfer under the Securities Act and applicable state securities laws. In the case of, and as a condition to any Transfer by any Other Stockholder (other than pursuant to a Sale of the Company in accordance with Section 6 hereof, pursuant to the foregoing repurchase provisions or following an IPO), (1) the restrictions contained herein will continue to be applicable to such Corporation Stock after any such Transfer (unless the Corporation is the Transferee), (2) each Transferee of such Corporation Stock shall be an “accredited investor” as defined under Rule 501 of Regulation D of the Securities Act (or any similar or equivalent provision then in force), (3) neither the Transferee(s) of such Corporation Stock nor any of its Affiliates may be a Competitor and (4) the Transfer shall not result in the Corporation being required to register any Corporation Stock, or otherwise becoming subject to any reporting obligations, under the Securities Exchange Act of 1934 (subsections (1) through (4), the “Transfer Conditions”). Notwithstanding any other provision herein, none of the Other Stockholders which is a legal entity (including a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture or an unincorporated organization) that holds debt or equity securities of the Corporation as its primary asset shall authorize, permit or recognize the Transfer (directly or indirectly) of any of its equity interests, securities or other ownership interests without the prior written consent of the Oaktree Investors if such Transfer would violate this Section 4 if such Transfer was a Transfer of Corporation Stock.

Section 5. Rights of First Refusal. Pursuant to Section 202(c)(1) of the DGCL:

5A. If after the six month anniversary of the date hereof any Other Stockholder receives a bona fide offer from a third party to purchase any of such Other Stockholder’s Corporation Stock which includes the material terms and conditions regarding the proposed Transfer, such Other Stockholder shall be entitled to Transfer such shares subject to the provisions of this Section 5. Before any Transfer by any Other Stockholder (a “Transferring Stockholder”) (other than a Permitted Transfer or in connection with a Sale of the Company in accordance with Section 6 hereof, or pursuant to the repurchase provisions set forth in any agreement between the Corporation or the Oaktree Investors and an employee, officer, consultant or service provider of the Corporation or an Affiliate thereof) of any Corporation Stock, such Transferring Stockholder shall deliver a written notice (the “Sale Notice”) to the Corporation which shall include a summary specifying in reasonable detail the identity of the prospective Transferee(s), the proposed number of shares of each class of Corporation Stock to be Transferred (the “Transfer Stock”), and the proposed terms and conditions of the Transfer, including the proposed price per share for each class of shares of Corporation Stock to be Transferred (the “Offered Terms and Conditions”); provided that in no event shall any Transfer of any Corporation Stock in accordance with this Section 5 by any Transferring Stockholder be made for any consideration other than cash. Within three (3) business days following its receipt of the Sale Notice, the Corporation shall deliver a copy of the Sale Notice to each Oaktree Investor and each Other Stockholder holding at least 1% of the shares of Common Stock (determined on a fully-diluted basis) outstanding as of such date who is also a party to the Stockholders Agreement (together with the Oaktree Investors, the “Eligible Stockholders” and each, an “Eligible Stockholder”); provided that, for the avoidance of doubt, New Generation Advisors LLC shall be deemed to be an Eligible Stockholder as of the date hereof until such time as it ceases, after any sale of its shares of Common Stock, to hold at least 1% of the shares of Common Stock (determined on a fully-diluted basis) outstanding. No such Transfer shall be consummated unless the Transfer Conditions are satisfied.

5B. Each Eligible Stockholder (or any designees thereof) may elect to purchase up to its pro rata share (based on the number of shares of Corporation Stock held by such Stockholder as of such date as compared to the aggregate number of shares of Corporation Stock held by all Eligible Stockholders as of such date) (“Pro Rata Share”) of the Transfer Stock, and, in the case of any Eligible Stockholders who elect to purchase their full Pro Rata Share of the Transfer Stock, may also indicate its election to purchase, if available, any additional amount of the Transfer Stock (such election, the “Secondary Election”), in each case at the same price and on the same terms and conditions specified in the Sale Notice by delivering written notice of such elections to the Transferring Stockholder and the Corporation as soon as practicable but in any event within ten (10) business days after the delivery by the Corporation to the Eligible Stockholders of the Sale Notice (such date the “Election Deadline”). If less than all of the Eligible Stockholders elect to purchase their full Pro Rata Share of the Transfer Stock (the remaining Transfer Stock which the Eligible Stockholders (or any designees thereof) have not elected to purchase, the “Available Stock”), then the Corporation shall allocate to each Eligible Stockholder (or any designee thereof) who submitted a Secondary Election, in a number of rounds until all Eligible Stockholder Secondary Elections have been satisfied in accordance with these allocation procedures, a number of shares of Available Stock equal to the lesser of (x) such Eligible Stockholder’s pro rata share (based on the number of shares of Corporation Stock held by such Eligible Stockholders as of such date compared to all Eligible Stockholders who submitted a Secondary Election) of the Available Stock and (y) the number of shares of Available Stock which such Eligible Stockholder had elected to purchase in the Secondary Election (taking into account allocations from prior rounds) until all shares of Transfer Stock have been purchased and/or each Eligible Stockholder has received the number of shares of Available Stock which such Stockholder had elected to purchase in the Secondary Election.

5C. If the Eligible Stockholders (or any designees thereof) do not elect within the Election Deadline to purchase all of the Transfer Stock, then the Corporation may elect to purchase, at the same price and on the same terms and conditions specified in the Sale Notice, any or all of the Available Stock by delivering written notice of such election to the Transferring Stockholder as soon as practical but in any event within five (5) business days after the expiration of the Election Deadline (the “Election Period”).

5D. If the Corporation and/or the Eligible Stockholders have elected to purchase any or all of the Transfer Stock pursuant to this Section 5, such Transfer(s) shall be consummated as soon as practical after the delivery of the election notice(s) to the Transferring Stockholder, but in any event within thirty (30) days after delivery to the Corporation of the Sale Notice (the “ROFR Closing”). The Corporation and/or the Eligible Stockholders shall pay for the Transfer Stock to be purchased by delivery of a cashier’s or certified check or wire transfer of immediately available funds for the full amount of the purchase price at the ROFR Closing. At or prior to the consummation of such Transfer(s), the Transferring Stockholder must deliver to the Corporation all certificates for the shares of Corporation Stock being acquired by the Eligible Stockholders and/or the Corporation (except for those certificates which are already in the custody of the Corporation), together with proper assignments in blank of the Corporation Stock with signatures properly guaranteed and with such other documents as may be required by such Eligible Stockholders, as applicable, to provide reasonable assurance that each necessary endorsement is genuine and effective. Upon receipt of the foregoing stock certificates and proper assignments in blank of shares of the Corporation Stock, the Corporation shall issue to each Eligible Stockholder (or any designee thereof) that exercised its rights to purchase Transfer Stock pursuant to this Section 5 new stock certificates for the shares of Corporation Stock being acquired by such Eligible Stockholder. Each such Eligible Stockholder shall be entitled to receive customary and reasonable written representations and warranties from the Transferring Stockholder regarding such sale of shares of Corporation Stock (including representations and warranties regarding good title to such shares, free and clear of any liens or encumbrances).

5E. If the Corporation and/or the Eligible Stockholders, collectively, do not elect to purchase all of the Transfer Stock, the Transferring Stockholder may Transfer to any Transferee(s) all, but not less than all, of the remaining Transfer Stock, during the 120 day period immediately following the expiration of the Election Period, for a purchase price no less than the price specified in the Sale Notice and on other terms no more favorable to the Transferee(s) thereof than specified in the Sale Notice.

Section 6. Sale of the Company. Pursuant to Section 202(c)(4) of the DGCL:

6A. Each stockholder of the Corporation hereby agrees that if at any time prior to the consummation of an IPO, the Oaktree Investors (the “Approving Stockholders”) approve a Sale of the Company to a Person other than the Oaktree Investors or any of their respective Affiliates (an “Approved Sale”), each stockholder of the Corporation that is not an Approving Stockholder (the “Drag Along Stockholders”) shall vote for, consent to and raise no objections against such Approved Sale, and appoint the Oaktree Investors or any of their respective designees as its representative to make all decisions in connection with any Approved Sale, regardless of the consideration being paid in such Approved Sale, so long as such Approved Sale complies with this Section 6. Without limiting the foregoing, but subject to the provisions of Section 6B, if the Approved Sale is structured (i) as a merger or consolidation, each such Drag Along Stockholder will waive any dissenters rights, appraisal rights or similar rights in conjunction with such merger or consolidation, (ii) as a sale of equity, each such Drag Along Stockholder will agree to sell all of such Drag Along Stockholder’s Corporation Stock on the terms and conditions approved by the Approving Stockholders, or (iii) as a sale of assets, each such Drag Along Stockholder will vote in favor of such Approved Sale and any subsequent liquidation or other distribution of the proceeds therefrom in accordance with the terms herein as approved by the Approving Stockholders. The Corporation and each stockholder will take all actions requested by the Approving Stockholders in connection with the consummation of an Approved Sale, including the execution of all ancillary documents in connection therewith requested by the Approving Stockholders; provided that it is acknowledged and agreed that the Other Stockholders that are also employees of the Corporation or any of its subsidiaries may be required, in connection with an Approved Sale, to enter into confidentiality, non competition, non solicitation and non hire provisions.

6B. Upon the consummation of the Approved Sale, each stockholder participating in such Approved Sale will receive the same portion of the aggregate consideration available to be distributed to the stockholders of the Corporation (in their capacity as such) that such stockholders participating in such sale (in their capacity as stockholders of the Corporation) would have received if such aggregate consideration had been distributed by the Corporation in accordance with the rights and preferences set forth herein as in effect immediately before such Approved Sale (and, in the event of a sale of Corporation Stock, assuming that the only securities of the Corporation outstanding were those Corporation Stock and other shares of capital stock involved in such Approved Sale); provided, that any convertible securities shall be deemed to be converted in the event that such conversion would yield greater proceeds herein; provided, further, that any consideration payable to any stockholder shall be reduced by the aggregate principal amount plus all accrued and unpaid interest on any indebtedness of any such stockholder to the Corporation or its subsidiaries. In the case of a stockholder who holds options or warrants exercisable into Corporation Stock which have not yet been exercised, the consideration received shall be deemed to be reduced (for purposes of such stockholder’s consideration only) by such option’s and/or warrant’s exercise price. To the extent any stockholder receives securities in lieu of cash or other consideration in the Approved Sale, such securities shall be deemed to be the same form of consideration so long as such securities are of a substantially equivalent value as the cash consideration received in such Approved Sale.

6C. Each Drag Along Stockholder will be obligated to make representations with respect to its own shares of Corporation Stock and its own authority and ability to enter into the Approved Sale and other customary representations about such Drag Along Stockholder, and shall be required to provide indemnification in respect of, among other things, any representation made by the Corporation or its subsidiaries and/or an employee of the Corporation or its subsidiaries and/or made by any stockholder in respect of the Corporation, its subsidiaries or their respective businesses, operations, conditions, prospects or the like to the extent the Approving Stockholders similarly provide such indemnification. Each stockholder participating in such Approved Sale will be obligated to join on a pro rata basis (applied such that after giving effect thereto, the aggregate consideration paid to each stockholder would comply with the provisions of Section 6B above) in any purchase price adjustments, indemnification or other obligations that the sellers of Corporation Stock are required to provide in connection with an Approved Sale (other than any such obligations that relate solely to a particular stockholder, such as indemnification with respect to representations and warranties given by a stockholder regarding such stockholder’s title to and ownership of Corporation Stock, in respect of which only such stockholder will be liable); provided that, subject to Section 6D below and absent fraud, no stockholder shall be liable to the purchaser following the closing of the Approved Sale for any purchase price adjustments, indemnification or other obligations in excess of the aggregate gross proceeds (prior to reduction for indebtedness and other transaction expenses) received by the stockholders in connection with or pursuant to such Approved Sale (other than any such obligations that relate solely to a particular stockholder, such as indemnification with respect to representations and warranties given by a stockholder regarding such stockholder’s title to and ownership of Corporation Stock, in respect of which only such stockholder will be liable). Notwithstanding anything to the contrary contained herein, in the sole discretion of the Approving Stockholders, the proceeds with respect to an Approved Sale may be withheld from (and retained by the Approving Stockholders or their designee in trust for the benefit of) all sellers of such Corporation Stock in such aggregate amount as the Approving Stockholders deem necessary to cover any purchase price adjustments, indemnification or other obligations of the Corporation or such sellers of Corporation Stock; provided that such proceeds shall be withheld on the same basis among all such sellers.

6D. Notwithstanding anything to the contrary herein, if the Approving Stockholders agree to joint and several indemnification with respect to such Approved Sale, each Drag Along Stockholder shall agree to such joint and several indemnification as well, and in such event each Drag Along Stockholder shall enter into a contribution and indemnification or similar agreement acceptable to the Approving Stockholders pursuant to which each Drag Along Stockholder agrees to contribute amounts to and indemnify each other Drag Along Stockholder such that their liability will not exceed the aggregate amount of consideration received by such Drag Along Stockholder in connection with or pursuant to such Approved Sale (other than any such obligations that relate solely to a particular Drag Along Stockholder, such as indemnification with respect to representations and warranties given by a Drag Along Stockholder regarding such Drag Along Stockholder’s title to and ownership of Corporation Stock, and other than any obligations that relate to a particular Drag Along Stockholder’s fraud, in each case in respect of which only such Drag Along Stockholder will be liable).

6E. If the Corporation enters into a negotiation for an Approved Sale or an Approved Sale transaction for which Rule 506 (or any similar rule then in effect) promulgated by the Securities and Exchange Commission may be available with respect to such negotiation or transaction (including a merger, consolidation or other reorganization), the Drag Along Stockholders will, at the request of the board of directors of the Corporation (the “Board”), appoint a purchaser representative (as such term is defined in Rule 501 or any similar rule), or such equivalent representative, reasonably acceptable to the Board. If any Drag Along Stockholder appoints a purchaser representative, or such equivalent representative, designated by the Board, the Corporation will, to the extent legally permitted, pay the fees of such purchaser representative, or such equivalent representative, but if any Drag Along Stockholder declines to appoint the purchaser representative, or such equivalent representative, designated by the Board such holder will appoint another purchaser representative, and such holder will be responsible for the fees of the purchaser representative, or such equivalent representative, so appointed.

6F. Each stockholder will bear its pro rata share (applied such that after giving effect thereto, the aggregate consideration paid to each holder of Corporation Stock would comply with the provisions of Section 6B) of the costs of any sale of such Corporation Stock pursuant to an Approved Sale to the extent such costs are incurred for the benefit of all stockholders participating in such Approved Sale and are not otherwise paid by the Corporation or the acquiring party. Costs incurred by stockholders on their own behalf will not be considered costs of the transaction hereunder; it being understood that the fees and disbursements of one counsel chosen by the Oaktree Investors will be deemed for the benefit of all stockholders participating in such Approved Sale.

6G. If any Drag Along Stockholder fails to deliver any certificates representing its shares of Corporation Stock, or in lieu thereof, a customary affidavit attesting to the loss or destruction of such certificate(s), such holder (i) will not be entitled to the consideration that such holder would otherwise receive in the Approved Sale until such holder cures such failure (provided that, after curing such failure, such holder will be so entitled to such consideration without interest), (ii) will be deemed, for all purposes, no longer to be a stockholder of the Corporation and will have no voting rights, (iii) will not be entitled to any dividends or other distributions declared after the Approved Sale with respect to the Corporation Stock held by such holder, and (iv) will have no other rights or privileges granted to stockholders herein or any future agreement.

Section 7. Holdback. Each holder of Corporation Stock agrees not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any equity securities of the Corporation or a subsidiary of the Corporation undergoing an IPO (such entity, including any successor of such entity, the “IPO Entity”) or any Affiliate thereof, or any securities convertible into or exchangeable or exercisable for such securities, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of such securities, whether any such aforementioned transaction is to be settled by delivery of such securities or other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, in each case during the seven days before and the 90-day period (but in the case of the IPO Entity’s IPO, the 180-day period; in each case, such period to be subject to any customary “booster shot” extensions) beginning on the effective date of any underwritten public offering of the IPO Entity’s equity securities (including piggyback registrations) (or such longer or shorter period as may be requested in writing by the managing underwriter and agreed to in writing by the IPO Entity) (the “Market Standoff Period”), except as part of such underwritten registration if otherwise permitted. In addition, each holder of Corporation Stock agrees to execute any further letters, agreements and/or other documents reasonably requested by the IPO Entity or its underwriters which are consistent with the terms of this Section 7 in this Part C. The IPO Entity may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such Market Standoff Period. The restrictions contained in this Section 7 in this Part C are in addition to any other restrictions to which such holder of Corporation Stock may be subject.

Section 8. Public Offering or Internal Reorganization. In the event that the Board or the Oaktree Investors approve an IPO or internal reorganization of the Corporation’s structure (including without limitation a debt refinancing of the Corporation or its subsidiaries, a “Restructuring”), then each holder of Corporation Stock shall vote for, consent to and raise no objections against such proposed IPO or Restructuring, and will take all such other necessary or desirable actions requested by the Board or Oaktree Investors, as applicable, in connection with the consummation of such IPO or Restructuring, including without limitation compliance with the requirements of all laws and regulatory bodies which are applicable or which have jurisdiction over such IPO or Restructuring, as applicable, and waiving any dissenters’ rights, appraisal rights, approval rights or similar rights in connection with such IPO, and executing all agreements, documents and instruments in connection therewith in the form presented by the Board or the Oaktree Investors, as applicable. Without limiting the foregoing, each holder of Corporation Stock will consent to and vote for a recapitalization, merger, reorganization or exchange (each, a “Recapitalization”) of shares of any class of Corporation Stock into securities of the Corporation or any subsidiary or newly formed holding company of the Corporation that the managing underwriters and the Board or the Oaktree Investors, as applicable, find acceptable and appropriate to permit such IPO or Restructuring to proceed and will take all reasonably necessary and desirable actions in connection with the consummation of such Recapitalization, including executing all agreements, documents and instruments in connection therewith in the form presented by the Board or the Oaktree Investors, as applicable; provided that any resulting securities (which may be only one class of securities) will take into account the rights and preferences of securities hereunder as if a liquidation had occurred, including, without limitation, any liquidation preference and accrued and unpaid dividends owed to any holder of securities, and such resultant securities will be subject to the same rights and obligations (whether pursuant to this Amended and Restated Certificate of Incorporation, the Stockholders Agreement or otherwise) of Securities of the Corporation issued and outstanding as of the date thereof.

Section 9. Confidentiality. Each stockholder recognizes and acknowledges that it has and may in the future receive certain confidential and proprietary information and trade secrets of the Corporation and its subsidiaries, including regarding identifiable, specific and discrete business opportunities being pursued by the Corporation or its subsidiaries (the “Confidential Information”). Except as otherwise agreed to by the Oaktree Investors, each stockholder agrees that it will not, and shall cause each of its directors, officers, unitholders, partners, employees, agents and members not to, during or after the term of the Stockholders Agreement, whether directly or indirectly through an Affiliate or otherwise, take commercial or proprietary advantage of or profit from any Confidential Information or disclose Confidential Information to any Person for any reason or purpose whatsoever, except (i) to authorized directors, officers, representatives, agents and employees of the Corporation or its subsidiaries and as otherwise may be proper in the course of performing such stockholder’s obligations, or managing such stockholder’s investment in the Corporation, under the Stockholders Agreement and the agreements expressly contemplated thereby only if each such person has a duty to keep such information confidential or has otherwise agreed to hold any information or materials provided under the Stockholders Agreement confidential substantially in accordance with the terms of this Section 9 in this Part C; (ii) as part of such stockholder’s normal reporting, rating or review procedure (including normal credit rating or pricing process), or in connection with such stockholder’s or such stockholder’s Affiliates’ normal fund raising, marketing, informational or reporting activities, or to such stockholder’s (or any of its Affiliates’) Affiliates, auditors, attorneys or other agents only if each such person has a duty to keep such information confidential or has otherwise agreed to hold any information or materials provided under the Stockholders Agreement confidential substantially in accordance with the terms of this Section 9 in this Part C; or (iii) as is required to be disclosed by order of a court of competent jurisdiction, administrative body or governmental body, or by subpoena, summons or legal process, or by law, rule or regulation, provided that, to the extent permitted by law, the stockholder required to make such disclosure shall provide to the Board prompt notice of such disclosure. For purposes of this Section 9 in this Part C, “Confidential Information” shall not include any information of which such Person learns from a source other than the Corporation or any of its subsidiaries who is not known by such Person to be bound by a confidentiality obligation. Nothing in this Section 9 in this Part C shall in any way limit or otherwise modify any other confidentiality obligations entered into by certain stockholders with the Corporation or its subsidiaries or any other agreement entered into by any stockholder with the Corporation or any of its subsidiaries.

Section 10. For purposes of Sections 4, 5, 6 and 7 in this Part C:

10A. “Affiliates” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person (including, without limitation, with respect to Oaktree Investor and its Affiliates, investment funds or entities managed by Oaktree Capital Management, L.P.), where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise;

10B. “Competitor” means any Person that engages or participates in, directly or indirectly, any business or other activity that competes with the businesses of the Corporation or any of its subsidiaries. Whether a Person is a Competitor of the Corporation or any of its subsidiaries shall be determined by the Board in its sole discretion.

10C. “Corporation Stock” means (i) any capital stock of the Corporation purchased or otherwise acquired by any stockholder of the Corporation (including, without limitation, shares of Common Stock), (ii) any warrants, options, or other rights to subscribe for or to acquire, directly or indirectly, capital stock of the Corporation, whether or not then exercisable or convertible, (iii) any stock, notes, or other securities which are convertible into or exchangeable for, directly or indirectly, capital stock of the Corporation, whether or not then convertible or exchangeable, and (iv) any capital stock of the Corporation issued or issuable upon the exercise, conversion, or exchange of any of the securities referred to in clauses (i) through (iii) above, and (v) any securities issued or issuable directly or indirectly with respect to the securities referred to in clauses (i) through (iv) above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, reclassification, merger, consolidation, or other reorganization. As to any particular securities constituting Corporation Stock, such securities will cease to be Corporation Stock when they have been (a) effectively registered under the Securities Act and disposed of in accordance with the registration statement or prospectus covering them, (b) distributed to the public through a broker, dealer or market maker pursuant to Rule 144 (or any similar or equivalent provision then in force), or (c) been repurchased or otherwise acquired by the Corporation;

10D. “Family Group” with respect to any stockholder of the Corporation that is a natural person, means such stockholder’s spouse and descendants (whether natural or adopted), and any trust, family limited partnership, limited liability company or other entity wholly owned, directly or indirectly, by such stockholder or such stockholder’s spouse and/or descendants that is and remains solely for the benefit of such stockholder and/or such stockholder’s spouse and/or descendants.

10E. “IPO” shall mean the first sale of Corporation Stock (whether in a primary offering of new shares or a secondary offering of issued and outstanding shares) to the public in a Public Sale pursuant to an effective registration statement filed with the Securities and Exchange Commission on Form S-1 or Form F-1 (or any other available comparable or successor form).

10F. “Oaktree Investors” means OCM Big Wave Equity Holdings, LLC and each of its Affiliates who may from time to time become stockholders of the Corporation;

10G. “Other Stockholder” means any stockholder of the Corporation other than an Oaktree Investor;

10H. “Permitted Oaktree Investor Transfer” will mean any Transfer of Corporation Stock by an Oaktree Investor or any of its Affiliates (i) to or among such Oaktree Investor and its Affiliates or (ii) pursuant to an in kind distribution to its equityholders;

10I. “Permitted Transfer” means any Transfer of Corporation Stock (other than with respect to Corporation Stock which have not fully vested or are subject to any forfeiture, which shall not be transferable), (i) in the case of any Other Stockholder, pursuant to applicable laws of descent and distribution or among such stockholder’s Family Group, or to such stockholder’s Affiliates, and (ii) in the case of an Oaktree Investor, in connection with a Permitted Oaktree Investor Transfer;

10J. “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof;

10K. “Public Sale” means any sale of securities to the public pursuant to an offering registered under the Securities Act or to the public through a broker, dealer or market maker pursuant to the provisions of Rule 144 (or any similar or equivalent provision then in force);

10L. “Sale of the Company” means (i) any sale, transfer or issuance or series of sales, transfers and/or issuances of stock of the Corporation by the Corporation or any holders thereof (including, without limitation, any merger, consolidation or other transaction or series of related transactions having the same effect) which results in any Person or group of Persons (as the term “group” is used under the Securities Exchange Act of 1934), other than an Oaktree Investor, owning stock of the Corporation possessing voting power to elect a majority of the Board or (ii) the sale or transfer of all or substantially all of the Corporation’s assets, determined on a consolidated basis; provided that the term “Sale of the Company” shall not include a Public Sale.

10M. “Securities Act” means the Securities Act of 1933, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule, or regulation of the Securities Act shall be deemed to include any corresponding provisions of future law.

10N. “Stockholders Agreement” means that certain Stockholders Agreement, dated as of the date hereof, by and among the Corporation, the Oaktree Investors and certain Other Stockholders from time to time signatories thereto, as amended from time to time.

10O. “Transfer” means, a transfer, sale, assignment, pledge, hypothecation or other disposition, whether directly or indirectly (pursuant to the transfer of an economic or other interest, the creation of a derivative security or otherwise), the grant of an option or other right or the imposition of a restriction on disposition or voting or by operation of law. When used as a verb, “Transfer” shall have the correlative meaning (whether with or without consideration and whether voluntarily or involuntarily or by operation of law). In addition, “Transferred” and “Transferee” shall have the correlative meanings.

Section 11. Transfers in Violation of Agreement. Any transfer or attempted transfer of any Corporation Stock in violation of any provision of this Agreement will be void, and none of the Company or any Subsidiary will record such purported transfer on its books or treat any purported Transferee of such Corporation Stock as the owner of such securities for any purpose.

Section 12. Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (which may include an affidavit of the registered holder) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of any class of Common Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation, or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

Section 13. Notices. All notices referred to herein shall be in writing, and shall be delivered by registered or certified mail, return receipt requested, postage prepaid, and shall be deemed to have been given when so mailed (i) to the Corporation at its principal executive offices and (ii) to any stockholder at such holder’s address as it appears in the stock records of the Corporation (unless otherwise specified in a written notice to the Corporation by such holder).

Section 14. Amendment and Waiver. The provisions of this Part C may be amended, modified, or waived only with the prior written consent of the Oaktree Investors and the Board; provided that if any such modification, amendment or waiver would result in an adverse and disproportionate treatment of any stockholder or stockholders with respect to their shares of Corporation Stock in a manner materially different than the other stockholders holding the same shares of Corporation Stock (without regard to any effect on the individual circumstances of the holder of such shares of Corporation Stock), such modification, amendment or waiver will also require the prior written approval of the holders of at least a majority of the shares of Corporation Stock so adversely impacted; provided further, that the provisions of Section 5 (“Rights of First Refusal”), Section 6 (“Sale of the Company”) and this Section 14 (“Amendment and Waiver”) shall not be eliminated or amended in a manner (including by merger or otherwise) adverse to any stockholder other than the Oaktree Investors (a “Non-Oaktree Stockholder”) without the prior written consent of the holders of at least a majority of the shares of Corporation Stock held by the Non-Oaktree Stockholder(s) so adversely affected.

ARTICLE FIVE

The Corporation shall not issue any class of non-voting equity securities unless and solely to the extent permitted by Section 1123(a)(6) of Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) as in effect on the date hereof; provided, however, that this ARTICLE FIVE (i) will have no further force and effect beyond that required under Section 1123(a)(6) of the Bankruptcy Code; (ii) will have such force and effect, if any, only for so long as Section 1123(a)(6) of the Bankruptcy Code is in effect and applicable to the Corporation; and (iii) in all events may be amended or eliminated in accordance with applicable law from time to time in effect or with the prior written consent of the Oaktree Investors and the Board.

ARTICLE SIX

The Corporation is to have perpetual existence.

ARTICLE SEVEN

In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, alter or repeal the by-laws of the corporation.

ARTICLE EIGHT

Meetings of stockholders may be held within or outside of the State of Delaware, as the by-laws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the by-laws of the Corporation. Election of directors need not be by written ballot unless the by-laws of the Corporation so provide.

ARTICLE NINE

To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any repeal or modification of this ARTICLE NINE shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE TEN

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE ELEVEN

The Corporation expressly elects not to be governed by §203 of the General Corporation Law of the State of Delaware.

ARTICLE TWELVE

Each of the Corporation and the Other Stockholders acknowledges and agrees that: (a) the Oaktree Investors, their respective Affiliates and their respective shareholders, directors, officers, controlling persons, partners, members, and employees (collectively, the “Investor Group”) (i) have investments or other business relationships with entities engaged in other businesses (including those which may compete with the business of the Corporation and any of its subsidiaries or areas in which the Corporation or any of its subsidiaries may in the future engage in business) and in related businesses other than through the Corporation or any of its subsidiaries (an “Other Business”), (ii) may develop a strategic relationship with businesses that are or may be competitive with the Corporation or any of its subsidiaries and (iii) will not be prohibited by virtue of its investment in the Corporation or its subsidiaries, or its service on the Board or any subsidiary’s board of directors, from pursuing and engaging in any such activities; (b) each Other Stockholder and, to the maximum extent permitted from time to time under the law of the State of Delaware, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or stockholders, other than those officers, directors or stockholders who are employees of the Corporation; (c) no member of the Investor Group shall be obligated to present any particular investment or business opportunity to the Corporation even if such opportunity is of a character which, if presented to the Corporation, could be undertaken by the Corporation, and in fact, each member of the Investor Group shall have the right to undertake any such opportunity for itself for its own account or on behalf of another or to recommend any such opportunity to other persons; (d) each member of the Investor Group and their respective portfolio companies may enter into contracts and other arrangements (including investments and joint ventures) with the Corporation and its Affiliates from time to time on terms approved by the Board; and (e) subject to the provisions under this Amended and Restated Certificate of Incorporation and the Stockholders Agreement, to the extent any Oaktree Investor is an Approving Stockholder, the Approving Stockholders shall have the right to undertake and consummate an Approved Sale at any time and for consideration that results in little or no consideration being paid or available to the stockholders. Each of the Corporation and the Other Stockholders hereby waives, to the fullest extent permitted by applicable law, any claims and rights that such person may otherwise have in connection with the matters described in this ARTICLE TWELVE. Without limiting the foregoing, each Other Stockholder hereby acknowledges that he, she or it is familiar with the existence of, and hereby approves of, any agreement between the Oaktree Investors or their Affiliates and the Corporation or any of its subsidiaries which provides management and transaction fees to the Oaktree Investors as described in the Stockholders Agreement.

*    *    *    *    *

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed on its behalf this 11th day of February, 2016.

QUIKSILVER, INC.

By:	/s/ Linnsey Caya
Name:	Linnsey Caya
Title:	General Counsel and Secretary

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